                                                                    Exhibit 23.6

                                    Consent

     I, Richard H. Stein, do hereby consent to the inclusion of biographical information about me, including my name, age, positions to be held with CenterPoint Advisors, Inc., a Delaware corporation (the "Company") and its subsidiary, my expected term as a director of the Company and the other information required to be provided in the Company's Registration Statements on Form S-1 and S-4 (the "Registration Statements") to be filed with the Securities and Exchange Commission which information will appear principally in the section entitled "Management -- Executive Officers and Directors." I further consent to the filing of this consent as an exhibit to the Registration Statements.



                                     /s/ Richard H. Stein
                                     -------------------------------
                                     Richard H. Stein

Dated: April 5, 1999